Exhibit 99.1

ALPHA INNOTECH REPORTS FIRST QUARTER 2009 RESULTS

May 12, 2009 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for their first quarter ending March 31, 2009.

First quarter revenues of $3.69 million increased 1% from the $3.67 million reported in the same period in 2008.

The Company posted a net loss of $218,963 in the first quarter ending March 31, 2009 as compared to a $2,057 net loss in the comparable period of 2008.

Excluding interest, depreciation and stock-based compensation on a non-GAAP basis, the Company had net income of $203,698 for the first quarter of 2009 compared to $338,310 for the first quarter of 2008.  The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income”.

“Our 1% revenue increase does not reflect the fact that our new orders increased 17% in the first quarter of 2009 compared to the first quarter of 2008.  By comparison, our first quarter of 2008 benefitted from a significantly larger beginning backlog as well as a one-time gain from a patent sale,” said Ron Bissinger, Chief Executive Officer of Alpha Innotech.

Recent Highlights

--    Launched SpectraPlex™, a multicolor fluorescent Western blotting kit optimized for use on the Company's FluorChem® Q imager

--    Added sales personnel in China and India to continue building revenue-generating capabilities in the rapidly growing Asia region

--    Launched a portfolio of new service products allowing customers to choose from a variety of service and support options

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

With over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information. The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance. The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements related to the continued expansion of our international sales channels, our continued development, manufacture and supply of new products, and the ability to control our expenses, and is subject to the safe harbor created by those sections. Words such as “will,” “expect,” “believe,” “suggest,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, changing worldwide economic conditions, current volatility and disruption in the capital and credit markets, and the Company’s ability to obtain additional financing if needed, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update the forward-looking statements contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Michael P. Henighan, CFO
Tel: 510-483-5610

Alpha Innotech Corp.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue	$3,691	$3,668
Cost of Goods Sold	1,688	1,557
Gross profit	2,003	2,111
Operating expenses:
Sales and Marketing	1,185	1,185
Research and Development	313	375
General and Administrative	584	567
Total operating expenses	2,082	2,127
Loss from operations	(79)	(16)
Other income (expense):
Interest expense	(132)	(83)
Other income (expense), net	(8)	(3)
Sale of patents	—	100
Net loss applicable to common stockholders	$(219)	$(2)
Net loss per share:
Basic and Diluted	$(0.02)	$(0.00)
Weighted average shares outstanding:
Basic and Diluted	10,925,224	10,536,390

Alpha Innotech Corp.
Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008
(in thousands)

	2009	2008
Assets
Current assets:
Cash and cash equivalents	$382	$649
Restricted cash	100	50
Accounts receivable, net	2,062	3,033
Inventory, net	1,764	1,464
Prepaid expenses and other current assets	155	155
Total current assets	4,463	5,351
Property and equipment, net	795	790
Loan costs, net	81	119
Other assets	105	91
Total assets	$5,444	$6,351
Liabilities and shareholders’deficit
Current liabilities:
Accounts payable	$1,086	$880
Accrued liabilities	1,005	1,110
Current portion of debt	2,064	2,936
Deferred revenue	1,173	1,217
Other liabilities	128	152
Total current liabilities	5,456	6,295
Debt, net of current portion	154	152
Total shareholders’ deficit	(166)	(96)
Total liabilities and shareholders’ deficit	$5,444	$6,351

Alpha Innotech Corp.
Non-GAAP Calculation of Net Income
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2009	2008
GAAP net loss	$(219)	$(2)
Interest	132	83
Depreciation	143	137
Stock-based compensation	148	120
Non-GAAP basis income	$204	$338